Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
10-006		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

FIRST QUARTER 2010 RESULTS

May 6, 2010 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the first quarter ended March 31, 2010. Following are highlights for this period and the Company’s future outlook:

•	Company reaffirms annual EBITDA and earnings guidance for Fiscal 2010

•	Contract backlog for new gen OSV vessel-days currently at 56%, 38% and 24% for 2Q-4Q2010, 2011 and 2012

•	Company continues to support oil spill disaster relief efforts in the GoM; details are confidential

•	Mobilization of eight new gen OSVs to Latin America for multi-year charters is on-going through mid-2010

•	1Q2010 new gen OSV effective dayrates in-line with 4Q09, despite 282 days of Brazil mobe-related downtime

•	Company is now in the process of reactivating two of its eight new gen OSVs that are currently stacked

•	Company reaffirms growth capex and estimated delivery date guidance for last two remaining OSV newbuilds

•	DP-2 HOS Strongline, the fourth and final vessel under MPSV program, was placed in service in March 2010

•	DP-3 HOS Achiever is now in Norway for installation of 100-ton crane; expected to return to GoM in June 2010

First quarter 2010 revenues decreased 21.4% to $86.2 million compared to $109.6 million for the first quarter of 2009 and decreased 2.4% compared to $88.3 million for the fourth quarter of 2009. Operating income was $15.7 million, or 18.2% of revenues, for the first quarter of 2010 compared to $45.4 million, or 41.4% of revenues, for the prior-year quarter; and $24.2 million, or 27.4% of revenues, for the fourth quarter of 2009. Net income for the first quarter of 2010 was $2.6 million, or $0.09 per diluted share, compared to $27.1 million, or $1.01 per diluted share for the year-ago quarter; and $9.3 million, or $0.34 per diluted share for the fourth quarter of 2009. EBITDA for the first quarter of 2010 was $33.5 million compared to first quarter 2009 EBITDA of $60.3 million and fourth quarter 2009 EBITDA of $41.2 million. The year-over-year decrease in revenues, operating income and EBITDA was primarily due to a substantial decline in fleetwide average dayrates and utilization for both of the Company’s segments. Included in first quarter 2010 results was a $0.5 million ($0.3 million after-tax, or $0.01 per diluted share) gain on the sale of one conventional offshore supply vessel (“OSV”) for net cash proceeds

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

of $1.3 million compared to a $0.2 million ($0.2 million after-tax or $0.01 per diluted share) gain on the sale of an older, lower horsepower tug in the first quarter of 2009. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.

Upstream Segment. Revenues from the Upstream segment were $76.6 million for the first quarter of 2010, a decrease of $14.0 million, or 15.5%, from $90.6 million for the same period in 2009 and a decrease of $2.1 million, or 2.7%, from $78.7 million for the fourth quarter of 2009. The year-over-year net decrease in revenues was comprised of a $40.2 million revenue decline primarily resulting from lower effective dayrates for the Company’s new generation OSVs that were in service since March 31, 2009 and, to a lesser extent, reduced demand for services at the Company’s shore-base port facility. In addition, the Company experienced a $1.6 million decrease in revenue from its non-core conventional OSVs that were in service during the quarter ended March 31, 2009, but which were either stacked or sold on various dates since then. These revenue decreases were partially offset by increased revenues from the vessels placed in service since early 2009 under the Company’s newbuild and conversion programs of $27.8 million. Continued soft OSV market conditions in the U.S. Gulf of Mexico (“GoM”) contributed to Upstream operating income decreasing 61.1% to $17.2 million, or 22.5% of revenues, for the first quarter of 2010 from $44.2 million, or 48.8% of revenues, for the first quarter of 2009. As a result of weak market conditions that have existed since early 2009, the Company continued to have eight new generation OSVs stacked during the first quarter of 2010. These market conditions were the primary driver for average new generation OSV dayrates for the first quarter of 2010 declining to $19,986 compared to $23,085 for the same period in 2009, and new generation OSV utilization declining to 72.9% for the first quarter of 2010 compared to 93.0% for the year-ago quarter. Effective new generation OSV utilization for the Company’s active fleet, which excludes the impact of stacked vessels, was 87.3% for the first quarter of 2010 compared to 89.2% for the fourth quarter of 2009. Average utilization for the first quarter of 2010 was also adversely affected by roughly 282 out-of-service days for vessels that were mobilizing for multi-year charters in Latin America.

Downstream Segment. Revenues from the Downstream segment of $9.6 million for the first quarter of 2010 decreased by $9.5 million, or 49.7%, compared to $19.1 million for the same period in 2009, but were in-line with the sequential quarter. Downstream revenues were unfavorably impacted by continued lower demand since the year-ago period for the Company’s ocean-going tug and tank barge (“TTB”) equipment, which was primarily driven by soft market conditions and, to a lesser extent, the OPA 90 retirement of one of its larger, single-hulled tank barges in June 2009. These conditions resulted in the stacking of all of the Company’s single-hulled tank barges on various dates since the second quarter of 2008. The Company’s double-hulled tank barge average dayrates were $15,816 for the first quarter of 2010 compared to $20,406 for the same period in 2009. Utilization for the double-hulled tank barge fleet was 75.1% for the first quarter of 2010 compared to 80.0% for the same period in 2009. The year-over-

year decrease in the Company’s double-hulled tank barge dayrates and utilization was the result of the continued decline in market demand for petroleum products in the U.S. as a result of the current economic slowdown and an estimated 1.1 million-barrel increase in industry-wide newbuild double-hulled tank barge capacity during 2009.

General and Administrative (“G&A”). G&A expenses of $8.9 million for the first quarter of 2010 were 10.3% of revenues compared to $8.8 million, or 8.0% of revenues, for the first quarter of 2009. First quarter G&A expense margin was in-line with the Company’s 2010 annual guidance range of 9% to 11% of revenues. The Company allocated 92% of its first quarter G&A expenses to the Upstream segment and 8% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $17.8 million for the first quarter of 2010, or $2.7 million higher than the first quarter of 2009. This increase was due to the incremental depreciation related to the full- or partial-quarter contribution from nine new generation OSVs and two MPSVs that were placed in service since early 2009. Depreciation and amortization expense is expected to continue to increase from current levels as the last two remaining vessels under the Company’s fourth OSV newbuild program are placed in service and when these and any other recently acquired and newly constructed vessels undergo their initial 30-month and 60-month recertifications.

Interest Expense. Interest expense increased $9.0 million during the three months ended March 31, 2010 compared to the same period in 2009. The increase in interest expense is primarily attributable to additional interest costs related to the Company’s $250.0 million of 8.000% senior notes due 2017, which were issued in August 2009; and lower capitalized interest driven by having fewer vessels being constructed under the Company’s newbuild and conversion programs. The Company capitalized construction period interest of $2.6 million for the first quarter 2010, which represents roughly 20% of its total interest costs for the quarter. With its newbuild and conversion programs scheduled to be completed by August 2010, the Company expects to capitalize annual construction period interest of $3.3 million, or only 6% of its total interest costs for the full fiscal year 2010.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, divestitures, unexpected vessel repairs and shipyard delays, business combinations, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. For additional information concerning forward-looking statements, please see the note at the end of this news release.

Earnings Outlook

Annual 2010 Guidance. The Company expects total EBITDA for fiscal 2010 to range between $160.0 million and $200.0 million and expects full-year diluted EPS for fiscal 2010 to range between $0.58 and $1.50. Excluding incremental non-cash OID interest expense related to the Company’s convertible senior notes, adjusted EPS for fiscal 2010 is expected to range between $0.81 and $1.73.

Pro Forma Run-Rate Guidance. The two pro forma run-rate illustrations provided in the attached data tables, and further described in Note 11, are intended to demonstrate the hypothetical annual earnings power of the Company’s full-fleet complement under different market conditions and do not reflect actual or projected results for any specific period.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, assumes a continuation throughout 2010 of the market conditions that have generally prevailed since the mid-point of 2009 for each of the Company’s business segments.

The Company’s full-year 2010 Upstream guidance includes a partial-year contribution from additional vessels delivered or to be delivered in 2010 under its MPSV program and its fourth OSV newbuild program in accordance with the actual and estimated newbuild delivery expectations discussed below. The Company expects to own 51 new generation OSVs as of December 31, 2010. The vessel additions under the fourth OSV newbuild program should result in a projected average new generation OSV fleet complement of 49.9 vessels for the fiscal year 2010. The Company is now in the process of reactivating two of its eight new generation OSVs that are currently stacked. Assuming the other six inactive vessels remain stacked and given the recent sale of one stacked conventional OSV, the Upstream guidance gives effect to an annual average of 6.8 new generation OSVs and 2.2 conventional OSVs being stacked throughout fiscal 2010. Accordingly, the Company’s active fleet of new generation OSVs, which averaged 39.2 vessels for fiscal 2009, is expected to average 43.1 vessels for fiscal 2010.

Fleetwide average new generation OSV dayrates are anticipated to be in the $18,000 to $20,000 range and fleetwide new generation OSV utilization for the 49.9-vessel fleet is anticipated to average in the low to mid-70% range during the 2010 guidance period. This average utilization estimate allows for approximately 630 days of aggregate downtime, 282 days of which were incurred during the first quarter, related to customer-required modifications and pre-positioning of the eight vessels that are mobilizing to Latin America during the first half of 2010 for multi-year charters.

The Company owns and is operating an average MPSV fleet complement of 3.8 vessels in the spot market for the fiscal year 2010. However, the DP-3 HOS Achiever is expected to incur roughly 120 days out-of-service during the first half of 2010, 45 days of which occurred during the first quarter, for the installation of a 100-ton crane. This crane installation downtime reduces the effective MPSV fleet complement for the year to 3.5 vessel-equivalents, up from 1.8 vessels in 2009. Based on the

Company’s current spot dayrate and utilization assumptions for its four MPSVs, these vessels are expected to produce EBITDA in the range of 20% to 30% of the mid-point of the company-wide fiscal 2010 guidance range compared to approximately 15% of the Company’s actual EBITDA for fiscal 2009.

The 2010 Downstream guidance reflects an active operating fleet comprised solely of nine double-hulled tank barges and ten ocean-going tugs for the fiscal year 2010. These vessels are projected to contribute EBITDA in the range of 3% to 6% of the mid-point of the company-wide fiscal 2010 guidance range compared to approximately 8% of the Company’s actual EBITDA for fiscal 2009. The Company will consider stacking one or more double-hulled barges and additional tugs in its Downstream segment during 2010, if necessary, to deter further operating margin declines.

The Company expects that cash operating expenses per OSV vessel-day in fiscal 2010 will be in-line with fiscal 2009 levels for vessels that were in service for each of the past two years, excluding contract-related costs recoverable through higher dayrates or other revenue. The Company has mitigated the adverse impact of revenue decreases on its operating margins by stacking under-utilized vessels, which has resulted in additional operating cost savings and lowered the Company’s operating risk profile for fiscal 2010.

G&A expenses are expected to be in the range of 9% to 11% of revenues for the 2010 guidance period. The projected annual stock-based compensation expense, depreciation, amortization and net interest expense that underpin the Company’s diluted EPS guidance for the full-year 2010 are included in the attached data tables. Projected quarterly stock-based compensation expense, depreciation, amortization and net interest expense for the quarter ending June 30, 2010 are expected to be $2.2 million, $14.9 million, $5.2 million and $14.0 million, respectively. The Company’s annual effective tax rate is expected to be 36.9% for fiscal 2010.

Capital Expenditures Outlook

Update on Maintenance and Other Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for maintenance and other capital expenditures. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend a vessel’s economic useful life. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as cranes, remotely operated vehicles (“ROVs”) and other specialized vessel equipment, which costs are typically included in and offset by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities or leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects maintenance capital expenditures and other capital expenditures to each be approximately $27.4 million for the full-year 2010. Over the next few years beyond 2010, the

Company expects that its annually recurring maintenance capital expenditure budget for its growing fleet of vessels will range between $35.0 million and $45.0 million per year.

Update on MPSV Program. The Company’s MPSV program consisted of the conversion of two U.S.-flagged coastwise sulfur tankers at domestic shipyards into 370 class DP-2 new generation MPSVs and the construction of two 430 class DP-3 new generation MPSV newbuilds in foreign shipyards. With the recent delivery of the second 370 class DP-2 MPSV, HOS Strongline, which was placed in service in late March 2010, the Company’s MPSV program is now complete. Based on internal estimates, the aggregate cost of this program is expected to be approximately $490.5 million. From the inception of this program through March 31, 2010, the Company has incurred $489.8 million of total expected project costs, including $5.2 million incurred during the first quarter of 2010.

Update on OSV Newbuild Program #4. The Company’s fourth OSV newbuild program consisted of vessel construction contracts with three domestic shipyards to build six 240 ED class OSVs, nine 250 EDF class OSVs and one 290 class OSV, respectively. The Company has already added 14 of these 16 new generation DP-2 OSVs to its Upstream fleet on various dates since May 2008. The two remaining OSVs under this newbuild program, the HOS Windancer and HOS Wildwing, are expected to be placed in service in May and August 2010, respectively. Inclusive of the vessel deliveries referred to above, the aggregate cost of this program is expected to be approximately $445.0 million. From the inception of this program through March 31, 2010, the Company has incurred $420.2 million of total expected project costs, including $14.3 million incurred during the first quarter of 2010.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the contracted growth initiatives outlined above. All of the above capital costs and delivery date estimates for contracted growth initiatives are based on the latest available information and are subject to change. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Conference Call

The Company will hold a conference call to discuss its first quarter 2010 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, May 6, 2010. To participate in the call, dial (480) 629-9820 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&E, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website.

Additionally, a telephonic replay will be available through May 13, 2010, and may be accessed by calling (303) 590-3030 and using the pass code 4285145#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” or “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, which include: the Company’s inability to successfully or timely complete its remaining vessel construction program; less than anticipated success in marketing and operating its MPSVs; bureaucratic, administrative or operating barriers that delay vessels chartered to Petrobras from going on-hire or result in contractual penalties imposed by Petrobras; further weakening of demand for the Company’s services; inability to effectively curtail operating expenses from stacked vessels; inability to sell or otherwise dispose of non-core assets on acceptable terms; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; industry risks; further reductions in capital spending budgets by customers; decline in oil and natural gas prices; increases in operating costs; the inability to accurately predict vessel utilization levels and dayrates; less than anticipated subsea infrastructure demand activity in the U.S. Gulf of Mexico and other markets; the level of fleet additions by competitors that could result in over-capacity; economic and political risks; weather-related risks; the inability to attract and retain qualified marine personnel; regulatory risks; the repeal or administrative weakening of the Jones Act; the imposition of laws or regulations that result in reduced exploration and production activities in the United States or that increase the Company’s operating costs or operating requirements, including any such laws or regulations that may arise as a result of the recent oil spill disaster in the Gulf of Mexico; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations. In addition, the Company’s future results may be impacted by continued volatility or further deterioration in the capital markets and the worldwide economic downturn; inflation, deflation, or other adverse economic conditions that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of shipyards and major suppliers to complete orders or the failure by banks to provide expected funding under the Company’s credit agreement. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filings, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This press release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Revenues	$86,245	$88,307	$109,647
Costs and expenses:
Operating expenses	44,332	39,998	40,571
Depreciation and amortization	17,843	17,395	15,148
General and administrative expenses	8,921	7,541	8,762

	71,096	64,934	64,481

Gain on sale of assets	524	801	245

Operating income	15,673	24,174	45,411
Other income (expense):
Interest income	94	117	139
Interest expense	(11,657)	(8,440)	(2,731)
Other income, net [1]	(23)	(334)	(240)

	(11,586)	(8,657)	(2,832)

Income before income taxes	4,087	15,517	42,579
Income tax expense	1,535	6,190	15,478

Net income	$2,552	$9,327	$27,101

Basic earnings per share of common stock	$0.10	$0.36	$1.04

Diluted earnings per share of common stock	$0.09	$0.34	$1.01

Weighted average basic shares outstanding	26,259	26,120	25,942

Weighted average diluted shares outstanding [2]	27,119	27,056	26,803

Other Operating Data (unaudited):

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Offshore Supply Vessels:
Average number of new generation OSVs [3]	48.5	46.2	40.6
Average new generation fleet capacity (deadweight) [3]	121,280	114,763	96,869
Average new generation vessel capacity (deadweight)	2,499	2,483	2,389
Average new generation utilization rate [4]	72.9%	73.1%	93.0%
Effective new generation utilization rate [5]	87.3%	89.2%	93.0%
Average new generation dayrate [6]	$19,986	$19,880	$23,085
Effective dayrate [7]	$14,570	$14,532	$21,469
Tugs and Tank Barges:
Average number of double-hulled tank barges [8]	9.0	9.0	9.0
Average double-hulled fleet capacity (barrels) [8]	884,621	884,621	884,621
Average double-hulled barge size (barrels)	98,291	98,291	98,291
Average double-hulled utilization rate [4]	75.1%	71.5%	80.0%
Average double-hulled dayrate [9]	$15,816	$16,210	$20,406
Effective dayrate [7]	$11,878	$11,590	$16,325

Balance Sheet Data (unaudited):

	As of March 31, 2010	As of December 31, 2009
Cash and cash equivalents	$44,386	$51,019
Working capital	76,955	85,736
Property, plant and equipment, net	1,616,877	1,602,663
Total assets	1,802,026	1,786,348
Total long-term debt	749,487	746,674
Stockholders’ equity	799,185	797,063

Cash Flow Data (unaudited):

	Three Months Ended
	March 31, 2010	March 31, 2009
Cash provided by operating activities	$19,628	$59,618
Cash used in investing activities	(26,286)	(83,964)
Cash provided by financing activities	(10)	25,077

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Upstream:
Revenues	$76,597	$78,672	$90,576
Operating income	$17,188	$27,526	$44,152
Operating margin	22.4%	35.0%	48.7%
Components of EBITDA [10]
Net income	$4,167	$11,814	$26,660
Interest expense, net	10,493	7,536	2,026
Income tax expense	2,505	7,841	15,226
Depreciation	11,394	9,935	7,314
Amortization	3,685	4,230	3,186

EBITDA [10]	$32,244	$41,356	$54,412

Adjustments to EBITDA
Stock-based compensation expense	$2,013	$1,681	$2,038
Interest income	91	113	125

Adjusted EBITDA [10]	$34,348	$43,150	$56,575

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$32,244	$41,356	$54,412
Cash paid for deferred drydocking charges	(2,761)	(3,513)	(4,379)
Cash paid for interest	(9,483)	(9,594)	(476)
Cash paid for taxes	(726)	—	(7,600)
Changes in working capital	474	9,878	14,016
Stock-based compensation expense	2,013	1,681	2,038
Changes in other, net	(777)	(289)	(119)

Net cash provided by operating activities	$20,984	$39,519	$57,892

Downstream:
Revenues	$9,648	$9,635	$19,071
Operating income (loss)	$(1,515)	$(3,352)	$1,259
Operating margin	(15.7%)	(34.8%)	6.6%
Components of EBITDA [10]
Net income	$(1,615)	$(2,488)	$441
Interest expense, net	1,070	787	566
Income tax expense	(970)	(1,651)	252
Depreciation	2,138	2,116	2,831
Amortization	626	1,114	1,817

EBITDA [10]	$1,249	$(122)	$5,907

Adjustments to EBITDA
Stock-based compensation expense	$345	$439	$619
Interest income	3	4	14

Adjusted EBITDA [10]	$1,597	$321	$6,540

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$1,249	$(122)	$5,907
Cash paid for deferred drydocking charges	(3,663)	(682)	(574)
Cash paid for interest	(1,544)	(1,693)	(114)
Cash paid for taxes	—	—	(4,765)
Changes in working capital	2,216	4,060	644
Stock-based compensation expense	345	439	619
Changes in other, net	41	(891)	9

Net cash provided by (used in) operating activities	$(1,356)	$1,111	$1,726

Consolidated:
Revenues	$86,245	$88,307	$109,647
Operating income	$15,673	$24,174	$45,411
Operating margin	18.2%	27.4%	41.4%
Components of EBITDA [10]
Net income	$2,552	$9,326	$27,101
Interest expense, net	11,563	8,323	2,592
Income tax expense	1,535	6,190	15,478
Depreciation	13,532	12,051	10,145
Amortization	4,311	5,344	5,003

EBITDA [10]	$33,493	$41,234	$60,319

Adjustments to EBITDA
Stock-based compensation expense	$2,358	$2,120	$2,657
Interest income	94	117	139

Adjusted EBITDA [10]	$35,945	$43,471	$63,115

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$33,493	$41,234	$60,319
Cash paid for deferred drydocking charges	(6,424)	(4,195)	(4,953)
Cash paid for interest	(11,027)	(11,287)	(590)
Cash paid for taxes	(726)	—	(12,365)
Changes in working capital	2,690	13,938	14,660
Stock-based compensation expense	2,358	2,120	2,657
Changes in other, net	(736)	(1,180)	(110)

Net cash provided by operating activities	$19,628	$40,630	$59,618

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share and Historical Data)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2010 Guidance
	Full-Year 2010 Estimate		Pro Forma Run-Rate Estimate [11]
	Low	High	Low	High
			(2010 Dayrates)	(2008 Dayrates)
Vessel Count:
Average number of active new generation OSVs	43.1	43.1	51.0	51.0
Average number of active MPSVs	3.5	3.5	4.0	4.0
Average number of double-hulled tank barges	9.0	9.0	9.0	9.0

Components of Projected EBITDA [10]
Adjusted EBITDA [10]	$170.0	$210.0	$210.4	$426.3
Interest income	0.5	0.5	0.5	0.5
Stock-based compensation expense	9.5	9.5	9.5	9.5

EBITDA [10]	$160.0	$200.0	$200.4	$416.3
Depreciation	59.7	59.7	61.0	61.0
Amortization	19.8	19.8	30.6	30.6
Interest expense, net:
Interest expense	48.2	48.2	48.2	48.2
Incremental non-cash OID interest expense [12]	10.8	10.8	10.8	10.8
Capitalized interest	(3.3)	(3.3)	—	—
Interest income	(0.5)	(0.5)	(0.5)	(0.5)

Total interest expense, net	55.2	55.2	58.5	58.5
Income tax expense	9.3	24.1	18.6	98.2
Income tax rate	36.9%	36.9%	36.9%	36.9%
Net income	$16.0	$41.2	$31.7	$168.0

Weighted average diluted shares outstanding [13]	27.5	27.5	27.5	27.5
Diluted earnings per share, as reported	$0.58	$1.50	$1.15	$6.11
Incremental non-cash OID interest expense per share [12]	$0.23	$0.23	$0.25	$0.25

Diluted earnings per share, as adjusted [14]	$0.81	$1.73	$1.40	$6.36

Projected EBITDA[10] Reconciliation to GAAP:
EBITDA [10]	$160.0	$200.0	$200.4	$416.3
Cash paid for deferred drydocking charges	(18.8)	(18.8)	(22.2)	(22.2)
Cash paid for interest	(43.7)	(43.7)	(43.7)	(43.7)
Cash paid for taxes	(2.7)	(2.7)	(2.7)	(2.7)
Changes in working capital [15]	13.8	3.4	15.2	3.1
Stock-based compensation expense	9.5	9.5	9.5	9.5
Changes in other, net [15]	(1.0)	(1.0)	(1.0)	(1.0)

Cash flows provided by operating activities	$117.1	$146.7	$155.5	$359.3

Capital Expenditures Data (unaudited) [16]:

Historical Data (in thousands):
	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$6,424	$4,195	$4,953
Other vessel capital improvements	3,599	1,146	1,658

	10,023	5,341	6,611

Other Capital Expenditures:
Commercial-related vessel improvements	1,498	7,184	126
Non-vessel related capital expenditures	400	14	2,774

	1,898	7,198	2,900

	$11,921	$12,539	$9,511

Growth Capital Expenditures:
MPSV program	$5,213	$13,773	$33,355
OSV newbuild program #4	14,309	23,582	40,534

	$19,522	$37,355	$73,889

Forecasted Data:
	1Q2010A	2Q2010E	3Q2010E	4Q2010E	2010E
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$6.4	$5.5	$4.6	$4.8	$21.3
Other vessel capital improvements	3.6	1.0	0.5	1.0	6.1

	10.0	6.5	5.1	5.8	27.4

Other Capital Expenditures:
Commercial-related vessel improvements	1.5	17.3	4.0	0.4	23.2
Non-vessel related capital expenditures	0.4	1.5	1.2	1.1	4.2

	1.9	18.8	5.2	1.5	27.4

	$11.9	$25.3	$10.3	$7.3	$54.8

Growth Capital Expenditures:
MPSV program	$5.2	$0.7	$—	$—	$5.9
OSV newbuild program #4	14.3	16.6	8.2	—	39.1

	$19.5	$17.3	$8.2	$—	$45.0

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]

Stock options representing rights to acquire 401, 191 and 429 shares of common stock for the three months ended March 31, 2010, December 31, 2009 and March 31, 2009, respectively, were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes, and related unamortized compensation. As of March 31, 2010, December 31, 2009, and March 31, 2009, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]

The Company owned 49 new generation OSVs as of March 31, 2010. Through March 31, 2010, 14 newbuild OSVs were placed in service under the Company’s fourth OSV newbuild program on various dates since May 2008. Excluded from this data are 10 conventional OSVs that were acquired in August 2007, including eight of such vessels that have been sold on various dates since May 2008. The Company considers its two remaining conventional OSVs to be non-core assets, both of which are currently stacked. As of March 31, 2010, eight new generation OSVs were also stacked; however, the Company is now in the process of reactivating two of those vessels.

[4]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[5]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[6]

Average new generation OSV dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[7]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[8]	The Company owned and operated nine double-hulled tank barges as of March 31, 2010. Excluded from this data are six single-hulled tank barges owned by the Company, all of which are currently stacked.

[9]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[10]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]

These two pro forma run-rate illustrations are intended to demonstrate the hypothetical earnings power of the Company’s full-fleet complement under different market conditions and do not reflect actual or projected results for any specific period. The “Pro Forma Run-Rate — Low” scenario illustrates the estimated operating results from the Company’s current and projected fleet complement, including any recently acquired or constructed vessels that have been placed in service since January 1, 2010, as well as the two vessels currently under construction under the Company’s fourth OSV newbuild program, assuming all such vessels (including the reactivation of any vessels that are currently stacked) were placed in service as of January 1, 2010 and were working at their fiscal 2010 contracted dayrates or projected fiscal 2010 spot market dayrates (that correlate to the mid-point of the 2010 EBITDA guidance range), as applicable, commensurate with their relative size and service capabilities. The “Pro Forma Run-Rate — High” scenario illustrates the estimated operating results from the Company’s current and projected fleet complement, including any recently acquired or constructed vessels that have been placed in service since January 1, 2008, as well as the two vessels currently under construction under the Company’s fourth OSV newbuild program, assuming all such vessels (including the reactivation of any vessels that are currently stacked) were placed in service as of January 1, 2008 and were working at their fiscal 2008 contracted dayrates or fiscal 2008 spot market dayrates, as applicable, commensurate with their relative size and service capabilities. All other key assumptions related to the Company’s current and projected operating fleet, including utilization, cash operating expenses, delivery dates, drydocking schedule, G&A and income tax expense, are consistent with the mid-point of the Company’s reaffirmed 2010 guidance above. After all vessels now under construction or conversion are delivered and assuming the revolving credit facility remains undrawn, interest expense is expected to increase to an annual post-construction period run-rate of $59.0 on a projected debt balance of $800.0 in face value, offset by $0.5 of interest income to be generated on an assumed average cash balance of $66.7. The interest expense of $59.0 includes $10.8 of incremental non-cash OID interest expense that resulted from the Company’s adoption of new accounting rules as discussed in Note 12 below.

[12]	Represents incremental non-cash OID interest expense resulting from the adoption of new accounting standards pertaining to the Company’s convertible senior notes effective January 1, 2009.

[13]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% convertible senior notes. The Company’s convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $62.59.

[14]	Diluted earnings per share, as adjusted, excludes the incremental impact of the recent adoption of new accounting standards pertaining to the Company’s convertible senior notes.

[15]

Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[16]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.